                                                                                                                                                                                                                               Exhibit 99.1

                                                                                                                              NEWS Release

CONTACT: Sean Healy, New York (212) 610-8173 shealy@eds.com

FOR RELEASE (8 A.M. CT) MONDAY, OCT. 27, 2003

EDS Adopts New Accounting Rule

Company provides comparative 2001 and 2003 earnings data; releases revised first and second quarter 2003 results

PLANO, Texas - EDS today said it has finalized its analysis of accounting rule EITF 00-21, has reviewed its interpretation with the SEC staff and is adopting the rule retroactively to Jan. 1, 2003.  The action will result in a one-time, non-cash $2.24 billion cumulative accounting adjustment.  An after-tax earnings impact of $1.42 billion, or $2.92 per share, is reflected in EDS' revised results for the first quarter of 2003.

To provide comparative data in advance of the Oct. 29 release of third quarter 2003 results, EDS also released adjusted historical revenue and earnings data (see attached).  As required under retroactive adoption of the accounting rule, EDS revised results for its first two quarters of 2003.  EDS also provided pro forma quarterly results for 2001 and 2002 to illustrate the impact that the new accounting rule would have had in prior years.

Editor's Note: EDS has posted a basic tutorial on the accounting rule and its impact on EDS' balance sheet, as of Jan. 1, 2003, on www.eds.com/accountingrule.  The accounting change is mandated for all companies that provide services with multiple deliverables under long-term contracts.

About EDS

EDS, the premier global outsourcing services company, delivers superior returns to clients through its cost-effective, high-value services model. EDS' core portfolio comprises information-technology and business process outsourcing services, as well as information-technology transformation services. EDS' two complementary, subsidiary businesses are A.T. Kearney, one of the world's leading high-value management consultancies, and PLM Solutions, a leader in product data management, collaboration and product design software. With 2002 revenue of $21.5 billion, EDS is ranked 80th on the Fortune 500. The company's stock is traded on the New York (NYSE: EDS) and London stock exchanges. Learn more at eds.com.

Note: Changes in EDS' accounting policy resulting from adoption of EITF 00-21 (new GAAP) are reflected as of Jan. 1, 2003.  EITF-adjusted data for 2001 and 2002 are provided for comparative purposes only.

EDS Earnings Per Share Table (unaudited; fully diluted EPS basis)

	EITF-Adjusted (new GAAP)	EITF-Adjusted(1) (pro forma)	POC As-reported (prior GAAP)	POC(1) (pro forma)
2003
Q1	$(2.95)	$0.07	$(0.26)	$0.30
Q2	$0.18	$0.24	$0.28	$0.34
	EITF-Adjusted(2)	EITF-Adjusted(3) (pro forma)	POC As-reported (prior GAAP)	POC(3) (pro forma)
2002
Q1	$0.40	$0.39	$0.72	$0.70
Q2	$0.13	$0.12	$0.64	$0.63
Q3	$(0.22)	$(0.18)	$0.18	$0.21
Q4	$0.63	$0.39	$0.75	$0.51

EITF-Adjusted(2)

		EITF-Adjusted(4) (pro forma)	POC As-reported (prior GAAP)	POC(4) (pro forma)
2001
Q1	$0.89	$0.58	$0.93	$0.61
Q2	$0.44	$0.49	$0.62	$0.68
Q3	$0.10	$0.40	$0.44	$0.74
Q4	$0.49	$0.54	$0.82	$0.87

Footnote 1:

  Q1'03 pro forma excludes loss from discontinued operations (1 cent per share), a CEO severance charge (6 cents per share) and the cumulative effect of a change in accounting for asset retirement obligations (3 cents per share).  Q1'03 EITF-adjusted pro forma also excludes the negative impact of $1.4 billion ($2.92 per share) to account for the one-time cumulative accounting adjustment ($2.2 billion pre-tax) related to adoption of EITF 00-21.  In addition, Q1'03 POC pro forma results exclude a pre-tax loss of $334 million, or $0.46 per share, recognized on the NMCI contract.

  Q2'03 pro forma excludes discontinued operations, asset write-downs (5 cents per share) and executive severance (1 cent per share).

Footnote 2:

  Amounts represent earnings per share for 2002 and 2001 as if EDS' new accounting had been applied from inception of each contract.

Footnote 3:

  Q1'02 pro forma excludes income from discontinued operations (2 cents per share).

  Q2'02 pro forma excludes income from discontinued operations (1 cent per share).

  Q3'02 pro forma excludes loss from discontinued operations (3 cents per share), including a 5-cent per share asset impairment provision associated with the disposition of EDS' subscription fulfillment business.

  Q4'02 pro forma excludes income from discontinued operations (23 cents per share), including a gain on the EDS Consumer Network Services sale, and a 1-cent per share restructuring credit.

Footnote 4:

  Q1'01 pro forma excludes income from discontinued operations (1 cent per share), a 37-cent per share gain from the cumulative effect of a change in accounting for derivatives and a related gain on an e-commerce investment, and 7 cents per share in amortization expense related to goodwill and other intangible assets no longer amortized.

  Q2'01 pro forma excludes income from discontinued operations (2 cents per share) and 8 cents per share of amortization expense related to goodwill and other intangible assets no longer amortized.

  Q3'01 pro forma excludes income from discontinued operations (2 cents per share), a charge of 25 cents per share for acquired in-process R&D and other acquisition costs and 7 cents per share in amortization expense related to goodwill and other intangible assets no longer amortized.
  Q4'01 pro forma excludes income from discontinued operations (1 cent per share), 2 cents per share in restructuring credits, and 8 cents per share in amortization expense related to goodwill and other intangible assets no longer amortized.

EDS Revenue Table ($ in billions), Unaudited

	EITF-Adjusted (new GAAP)	POC As-reported (prior GAAP)
2003
Q1	$5.255	$5.368
Q2	$5.302	$5.522
	EITF-Adjusted(5)	POC As-reported (prior GAAP)
2002
Q1	$4.913	$5.266
Q2	$5.010	$5.395
Q3	$4.957	$5.334
Q4	$5.396	$5.507
	EITF-Adjusted(5)	POC As-reported (prior GAAP)
2001
Q1	$4.816	$4.893
Q2	$4.750	$4.992
Q3	$5.089	$5.455
Q4	$5.389	$5.801

Footnote 5:

  Amounts represent revenue for 2002 and 2001 as if EDS' new accounting had been applied from inception of each contract.